Exhibit 3.1



                 COMPOSITE ARTICLES OF INCORPORATION, AS AMENDED

                                       OF

                      BANDO McGLOCKLIN CAPITAL CORPORATION


                                    ARTICLE I

                                      NAME

   The name of the corporation shall be BANDO McGLOCKLIN CAPITAL CORPORATION.

                                   ARTICLE II

                                    EXISTENCE

             The period of existence of the corporation shall be perpetual.

                                   ARTICLE III

                                     PURPOSE

             The purpose or purposes for which the corporation is organized is to carry on and engage in any lawful activity within the purposes for which corporations may be operated under the Wisconsin Business Corporation Law.

                                   ARTICLE IV

                                    DIRECTORS

             The number of initial directors shall be three (3). Thereafter, the number of directors shall be as provided in the by-laws of the corporation.

             The name of the initial director is:

                            Salvatore Bando
                            Jon McGlocklin
                            Richard VanEerden

                                    ARTICLE V

                           REGISTERED AGENT AND OFFICE

             The name of the initial registered agent of the corporation and the address of its initial registered office are:

                            Salvatore Bando
                            13325 Bishops Court, #225
                            Brookfield, Wisconsin  53005

                                   ARTICLE VI

                                  INCORPORATOR

             The name and address of the incorporator is:

                            Patrick J. O'Neil
                            111 East Wisconsin Avenue
                            Milwaukee, Wisconsin  53202

                                   ARTICLE VII

                                    AMENDMENT

             These Articles may be amended in the manner authorized by law at the time of amendment.

                                  ARTICLE VIII

                                AUTHORIZED SHARES

             The aggregate number of shares which the corporation shall have authority to issue shall be eighteen million (18,000,000), consisting of:
   (i) fifteen million (15,000,000) shares of a class designated as "Common Stock," with a par value of 6-2/3 cents per share; and (ii) three million (3,000,000) shares of a class designated as "Preferred Stock," with a par value of $.01 per share.

             The designation, relative rights, preferences and limitations of each class and the authority of the Board of Directors of the corporation to establish and to designate series of Preferred Stock and to fix variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

             A.   Preferred Stock

                  (1) Series Variations Between Series. The Board of Directors of the corporation is authorized to the full extent permitted under the Wisconsin Business Corporation Law to provide for the issuance of Preferred Stock in series, each of such series to be distinctively designed, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the corporation consistent with the provisions of this
   Article VIII.

                  (2) Dividends. Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

                  (3) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money's worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to the holders of shares of Common Stock. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in the assets of the corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock.

                  (4) Voting Rights. The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each such series by the Board of Directors pursuant to this paragraph A or are provided, to the extent applicable, by the Wisconsin Business Corporation Law.

                  (5)  Series A Preferred Stock.

                       (a) Designation. The corporation is authorized to issue a series of Preferred Stock which is hereby designated Adjustable Rate Cumulative Preferred Stock, Series A (the "Series A Preferred Stock"). The number of Series A Preferred Stock shall be limited to 690,000. The stated value and liquidation preference (the "Liquidation Preference") of the Series A Preferred Stock shall be $25.00 per share.

                       (b)  Dividends.

                            1.   With respect to each dividend period,
        holders of Series A Preferred Stock shall be entitled to receive when, as and if declared by the corporation's Board of Directors, out of funds legally available therefor, cumulative dividends payable on shares of Series A Preferred Stock at the Applicable Rate (as defined in paragraph (b)2. below) in respect of the Liquidation Preference. All dividends described in this paragraph (b)1. shall be payable quarterly in cash on the January 1, April 1, July 1 and October 1 of each year (each of such dates being a "Dividend Payment Date"), commencing January 1, 1994, except that if the day that otherwise would be the Dividend Payment Date is not a Business Day (as defined below), then the Dividend Payment Date shall be the next succeeding Business Day, Such dividends shall be paid to the holders of record at the close of business on the December 15, March 15, June 15 and September 15 next preceding the applicable Dividend Payment Date. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of each quarterly dividend period (hereinafter referred to as a "Quarterly Dividend Period"), except that with respect to the initial Quarterly Dividend Period (the "Initial Quarterly Dividend Period"), such dividend shall accrue from the date of the original issuance of the shares of Series A Preferred Stock. The amount of dividends payable on shares of Series A Preferred Stock for each full Quarterly Dividend Period shall be computed by dividing by four (and rounding to the nearest penny) the product of the Applicable Rate (as defined in paragraph (b)2. below) for such Quarterly Dividend Period and the Liquidation Preference. Dividends payable on the Series A Preferred Stock for the Initial Quarterly Dividend Period and any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which the dividend is payable. As used herein, "Business Day" means a day which is not a Saturday, Sunday or other day on which national banks chartered under the laws of the United States are authorized or obligated by law to close. Dividends in arrears for any past Quarterly Dividend Period may be declared and paid at any time, without reference to the regular Dividend Payment Date, to the holders of record at the close of business on a date, not exceeding 15 days prior to the payment date therefor, as may be fixed by the Board of Directors of the corporation. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Series A Preferred Stock that may be in arrears.

                            2.   The "Applicable Rate" for any Quarterly
        Dividend Period, which Quarterly Dividend Periods shall commence on the January 1, April 1, July 1 and October 1 of each year (except for the Initial Quarterly Dividend Period which shall commence on the date that shares of Series A Preferred Stock are first issued and shall end on and include December 31, 1993), shall be determined as follows: (A) for the Initial Quarterly Dividend Period and for each Quarterly Dividend Period thereafter, through the Quarterly Dividend Period ending June 30, 1998, the Applicable Rate per annum shall be equal to 7 5/8%; (B) for the Quarterly Dividend Periods commencing on July 1, 1998 and ending on June 30, 2003, the Applicable Rate per annum shall be equal to the Five Year Treasury Rate (as defined herein) as of June 1, 1998 plus 300 basis points; and (C) for the Quarterly Dividend Periods commencing on July 1, 2003 and ending June 30, 2008, the Applicable Rate per annum shall be equal to the Five Year Treasury Rate as of June 1, 2003 plus 300 basis points. In the event that June 1, 1998 or June 1, 2003 is not a Business Day, then the Five Year Treasury Rate shall be determined as of the next succeeding Business Day. For purposes of determining the Applicable Rate, the "Five Year Treasury Rate" shall mean: the Treasury constant maturity rate as of the applicable date on five-year U.S. government securities as published by the Federal Reserve Board. If the Federal Reserve Board does not publish such a rate for the applicable date, then the Five Year Treasury Rate shall mean the Treasury constant maturity rate as of the applicable date on five-year U.S. government securities as published by any Federal Reserve Bank or by any U.S. government department or agency selected by the corporation. If the corporation determines in good faith that such rate is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. government department or agency, the Five Year Treasury Rate shall mean the arithmetic average (rounded as a percentage to two decimal points) of the per annum average yields to maturity based upon the closing bids on the applicable date for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities with a final maturity date not less than three years nor more than seven years from the date of each quotation as quoted by each of three U.S. government securities dealers of recognized national standing selected by the corporation.

                            3.   The mathematical accuracy of each
        calculation of the Applicable Rate, as adjusted, shall be confirmed in writing by the corporation's independent public accountants. The corporation will cause notice of the Applicable Rate, as adjusted, to be mailed to the holders of shares of the Series A Preferred Stock as soon as is practicable following the confirmation of such adjustment.

                            4.   In the event that the amount legally
        available for the payment of dividends by the corporation shall be insufficient for the payment of the entire amount of dividends payable in any Quarterly Dividend Period with respect to the Series A Preferred Stock, the amount legally available therefor (after taking into account dividends payable on any other series of Preferred Stock of the corporation which may then be outstanding) shall be allocated for the payment of dividends with respect to Series A Preferred Stock pro rata based upon the Liquidation Preference of the outstanding shares.

                            5.   a.   Holders of shares of Series A Preferred
        Stock shall be entitled to receive the dividends provided for in paragraph (b)1. hereof in preference to and in priority over any dividends upon any shares of Common Stock. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as provided herein, on the Series A Preferred Stock.

                                 b.   No fractional shares of Series A
        Preferred Stock shall be issued.

                       (c)  Liquidation Preference.

                            1. In the event of any voluntary liquidation, dissolution or winding up on the affairs of the corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders an amount in cash equal to the Liquidation Preference, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any shares of Common Stock. After such payment, the holders of Series A Preferred Stock will be entitled to no other payments in respect of their shares of Series A Preferred Stock. If the assets of the corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Preferred Stock, then the holders of all such shares (along with the holders of any other series of Preferred Stock of the corporation that may then be outstanding and entitled to a preferential amount upon liquidation) shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

                            2. For the purposes of this paragraph (c), a consolidation or merger of the corporation with or into any other corporation or corporations or a sale, lease or conveyance, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of the corporation shall not be deemed or construed to be a liquidation or winding up of the corporation.

                       (d)  Redemption.

                            1. Mandatory Redemption. On July 1, 2008, to the extent the corporation shall have legally available funds therefor and to the extent otherwise permitted under the Wisconsin Business Corporation Law, the corporation shall redeem the remaining outstanding shares of Series A Preferred Stock, at a redemption price of $25.00 per share, together with accrued and unpaid dividends thereon to June 30, 2008, in cash without interest. If, for any reason, the corporation shall fail to discharge its mandatory redemption obligation pursuant to this paragraph (d)1., such mandatory redemption obligation shall be discharged as soon as corporation is able to discharge such obligation. Dividends shall continue to accrue and be payable at the Applicable Rate in effect on June 30, 2008 on any mandatory redemption obligation that has not been discharged by the corporation pursuant to this paragraph (d)1.

                            2. Optional Redemption. The Series A Preferred Stock is not redeemable on or before June 30, 2001. Thereafter, to the extent permitted under the Wisconsin Business Corporation Law, the Series A Preferred Stock is redeemable at the option of the corporation on any Dividend Payment Date with respect to the optional redemption periods set forth below, in whole or in part, at a redemption price of $25.00 per share, together with accrued and unpaid dividends thereon to the date fixed for redemption:

                            Optional Redemption Periods

                            July 1, 2001 - June 30, 2003
                            July 1, 2006 - June 30, 2008

   The redemption price, including any accrued and unpaid dividends, shall be payable in cash without interest out of legally available funds therefor.

                            3. Procedures for Redemption. The following procedures shall govern the mandatory and optional redemption of shares of Series A Preferred Stock:

                                 a.   Notice of a mandatory or optional
        redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the corporation; provided however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed, except as to the holder to whom the corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date, (ii) with respect to an optional redemption, the total number of shares of Series A Preferred Stock to be redeemed and the number of shares of Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price;
        (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue upon such redemption. With respect to any redemption of fewer than all the outstanding shares of Series A Preferred Stock in connection with an optional redemption, the number of shares to be redeemed shall be determined by the Board of Directors of the corporation and the shares to be redeemed shall be selected either by lot, on a pro rata basis or by such other method as the Board of Directors of the corporation shall deem fair and equitable.

                                 b.   Notice having been mailed as aforesaid,
        from and after the redemption date (unless default shall be made by the corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed outstanding and shall have the status of authorized but unissued shares of Series A Preferred Stock and all right of the holders thereof as shareholders of the corporation (except the right to receive from the corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the corporation shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the redemption price as aforesaid. If fewer than all the shares represented by any such certificate are redeemed in connection with an optional redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                       (e)  Voting Rights.

                            1. General. Except as otherwise provided by law or by the Articles of Incorporation of the corporation, each holder of Series A Preferred Stock shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders of the corporation, and the holders of outstanding shares of Series A Preferred Stock shall vote together with the holders of outstanding shares of capital stock of the corporation as a single class. Notwithstanding the preceding sentence, at the first annual meeting of shareholders of the corporation following the issuance of the Series A Preferred Stock and for so long as any shares of Series A Preferred Stock remain outstanding, the holders of outstanding shares of Preferred Stock, including shares of Series A Preferred Stock, represented in person or by proxy, shall be entitled as a class, and to the exclusion of the holders of all other securities and classes of capital stock of the corporation, to elect two directors and shall thereafter be so entitled to elect any successors from time to time to the two directors so elected at any meeting of shareholders at which successors to such directors are elected. Subject to this paragraph (e)1., the holders of outstanding shares of capital stock of the corporation (including holders of outstanding shares of Preferred Stock), voting as a single class, shall elect the balance of the directors. At any time that the right of the holders of Preferred Stock (including the Series A Preferred Stock) to elect two directors as provided in paragraph (e)1. shall cease (including any time that there are no longer any shares of Preferred Stock outstanding), the terms of said two directors then in office will expire and terminate.

                            2.   Right to Elect Majority of Board of
        Directors. During any period in which the condition described below shall exist (such period being referred to herein as a "Voting Period"), the number of directors constituting the Board of Directors of the corporation shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Preferred Stock (including shares of Series A Preferred Stock), would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Preferred Stock (including shares of Series A Preferred Stock) shall be entitled, voting as a class (to the exclusion of the holders of all other classes of capital stock of the corporation), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect.
        A Voting Period shall commence if at any time accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on any outstanding shares of Preferred Stock, including shares of Series A Preferred Stock, equal to at least two full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the dividend disbursement agent for the payment of such accumulated dividends. Upon the termination of a Voting Period, the voting rights described in this paragraph (e)2. shall cease, subject always, however, to the revesting of such voting rights in the holders of shares of Preferred Stock (including shares of Series A Preferred Stock) upon the further occurrence of any of the events described in this paragraph (e)2. Upon cessation of the Voting Period, the terms of the additional directors then in office and elected by the holders of shares of Preferred Stock (including shares of Series A Preferred Stock) as a result of such Voting Period (exclusive of the two directors elected pursuant to paragraph (e)1. hereof) will expire and terminate. Thereafter, the remaining directors shall constitute the directors of the corporation.

                       (f) Except as expressly set forth herein, the holders of the Series A Preferred Stock shall have no other rights other than those provided by law.

             B.   Common Stock

                  (1) Dividends. Subject to the provision of this Article VIII, the Board of Directors of the corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

                  (2) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of other corporation available for distribution.

                  (3) Voting Rights. Except as otherwise provided by the Wisconsin Business Corporation Law and except as may be determined by the Board of Directors with respect to the Preferred Stock pursuant to paragraph A of this Article VIII, only the holders of Common Stock shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes. Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.

                                   ARTICLE IX

                              ACQUISITION OF SHARES

             Subject to applicable limitations under the Wisconsin Business Corporation Law, the corporation may, upon authorization of the Board of Directors, purchase or otherwise acquire outstanding shares of its capital stock.

                                    ARTICLE X

                                  STOCK RIGHTS

             No holder of any capital stock of this corporation shall have any preemptive or other subscription or conversion rights of any kind, nature or description whatsoever to any part of the unissued stock of this corporation or any additional stock which may be issued by reason of any increase of the authorized capital stock of this corporation.